Exhibit 5.1

DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor New York, New York 10020-1104 www.dlapiper.com T 212.335.4500 F 212.335.4501

May 1, 2023

Board of Directors

Philip Morris International Inc.

677 Washington Boulevard

Stamford, CT 06901

Philip Morris International Inc.

$450,000,000 Aggregate Principal Amount of 4.875% Notes due 2026

$550,000,000 Aggregate Principal Amount of 4.875% Notes due 2028

$700,000,000 Aggregate Principal Amount of 5.125% Notes due 2030

$750,000,000 Aggregate Principal Amount of 5.375% Notes due 2033

Ladies and Gentlemen:

We have acted as special counsel to Philip Morris International Inc., a Virginia corporation (the “Company”), in connection with the issuance and sale by the Company of $450,000,000 aggregate principal amount of 4.875% Notes due 2026, $550,000,000 aggregate principal amount of 4.875% Notes due 2028, $700,000,000 aggregate principal amount of 5.125% Notes due 2030 and $750,000,000 aggregate principal amount of 5.375% Notes due 2033 (collectively, the “Notes”) of the Company pursuant to the terms of the Terms Agreement, dated as of April 27, 2023 (the “Terms Agreement”), by and among the Company and BBVA Securities Inc., Goldman Sachs & Co. LLC, Wells Fargo Securities, LLC, Commerz Markets LLC and Santander US Capital Markets LLC, as representatives of the several underwriters named on Schedule A to the Terms Agreement. The Notes are to be issued pursuant to an indenture dated as of April 25, 2008 (the “Indenture”). The 4.875% Notes due 2026 represent a further issuance of the Company’s 4.875% Notes due 2026 issued in an aggregate amount of $1,250,000,000 on February 15, 2023. The 4.875% Notes due 2028 represent a further issuance of the Company’s 4.875% Notes due 2028 issued in an aggregate amount of $1,000,000,000 on February 15, 2023. The 5.125% Notes due 2030 represent a further issuance of the Company’s 5.125% Notes due 2030 issued in an aggregate amount of $1,500,000,000 on February 15, 2023. The 5.375% Notes due 2033 represent a further issuance of the Company’s 5.375% Notes due 2033 issued in an aggregate amount of $1,500,000,000 on February 15, 2023.

Board of Directors

Philip Morris International Inc.

May 1, 2023

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)	the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof;

(b)	the Amended and Restated By-laws of the Company, as amended through the hereof;

(c)	copies of resolutions or consents duly adopted by the Board of Directors of the Company dated February 11, 2010, March 14, 2012, June 13, 2012, September 11, 2013, December 9, 2015, February 8, 2018, December 5, 2019 and December 9, 2021 relating to, among other things, the registration, issuance and sale of the Notes and the price therefor to be paid to the Company by the Underwriters (collectively, the “Resolutions”) as certified by the Secretary of the Company on the date hereof;

(d)	the Company’s registration statement on Form S-3 (Registration No. 333- 269690), as filed with the Securities and Exchange Commission (the “Commission”) (such registration statement, as amended and including the documents incorporated or deemed to be incorporated by reference therein, the “Registration Statement”);

(e)	the Company’s prospectus supplement related to the Registration Statement, dated April 27, 2023, as filed with the Commission on April 27, 2023, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) (together with the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein, the “Prospectus”);

(f)	the Underwriting Agreement, dated as of April 25, 2008;

(g)	an executed copy of the Terms Agreement;

(h)	an executed copy of the Indenture;

(i)	the form of the definitive global note representing the Notes;

(j)	an executed copy of the certificate of the Corporate Secretary of the Company, dated the date hereof, as to certain factual matters;

Board of Directors

Philip Morris International Inc.

May 1, 2023

(k)	the certificate of the State Corporation Commission (“SCC”) as to the valid existence and good standing of the Company in the State of Virginia dated April 25, 2023 (the “Good Standing Certificate”); and

(l)	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect and enforceability thereof upon the Company.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1.	the Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia, and has the requisite corporate power to issue the Notes; and

2.	the Notes are in the form contemplated by the Indenture, have been duly authorized by the Company for issuance and sale pursuant to the Terms Agreement and, when authenticated by the Trustee in accordance with the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee) and delivered by the Company in accordance with the terms of the Terms Agreement against payment therefor in accordance with the Resolutions and the terms of the Terms Agreement, will constitute valid and binding obligations of the Company under New York law, enforceable against the Company under New York law in accordance with their terms, and will be entitled to the benefits of the Indenture.

The opinion in paragraph 1 with respect to incorporation, existence and good standing of the Company is based solely on the Good Standing Certificate.

Our opinion in paragraph 2 is subject to the following additional assumptions and qualifications:

(a)            Enforceability is subject to, and may be limited by: (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws affecting creditors’ rights generally, including, without limitation, laws regarding fraudulent conveyances and preferential transfers; (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding at law or in equity); (iii) any statute, decision or rule of law prohibiting or limiting the exercise of simultaneous remedies; and (iv) limitations or qualifications on the enforcement of certain rights, remedies, waivers and other provisions by the jurisdiction in which enforcement thereof is sought.

Board of Directors

Philip Morris International Inc.

May 1, 2023

(b)            Further, we express no opinion on any provision contained in the Indenture or the Notes (i) relating to indemnification or contribution which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation), or that purports to release, exculpate or exempt a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct; (ii) purporting to require a party thereto to pay or reimburse attorneys’ fees incurred by another party, or to indemnify another party therefor, which provisions may be limited by applicable statutes and decisions relating to the collection and award of attorneys’ fees; (iii) relating to consents to or restrictions upon governing law; (iv) regarding consent to service, jurisdiction, venue or forum of any claim, demand, action or cause of action arising under or related to the Indenture, the Notes or the transactions contemplated therein, which may not be binding on the courts in the forums selected or excluded; (v) purporting to waive certain rights or defenses, including the waiver by any party of the right to trial by jury, to the extent that such a waiver is deemed to violate public policy; (vi) that requires waiver or amendments to be made only in writing, or (vii) regarding the severability, if invalid, of provisions of such agreements.

We express no opinion as to the laws of any state or jurisdiction other than (i) the internal laws of the State of New York and the Commonwealth of Virginia (excluding those of counties, cities and other municipalities), and (ii) the federal laws of the United States, which, in the case of each of the laws referred to in clauses (i) and (ii), in the experience of our attorneys who are members of the bar in New York and Virginia and who are experienced in transactions of the type contemplated Indenture and the Notes are normally applicable to the such transactions, but without our having made any special investigation concerning any other law, rule or regulation, in each case in effect on the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Board of Directors

Philip Morris International Inc.

May 1, 2023

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,
/s/ DLA Piper LLP (US)